EXHIBIT 99.1

Fifth Street Finance Corp. Receives Long Term Financing Commitment From Wachovia Bank, N.A.

WHITE PLAINS, N.Y., Sept. 10, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that it has received a financing commitment from Wachovia Bank, N.A., a Wells Fargo company ("Wachovia") for a three year credit facility in the amount of $50 million with an accordion feature which will allow for potential future expansion of the facility up to $100 million. The facility may be extended for up to two additional years upon the mutual consent of Wachovia and Fifth Street, and will bear interest at a rate of LIBOR plus 4% per annum.

"We are excited to expand our relationship with Wells Fargo, a book runner on our IPO and follow-on transactions. This commitment, which will allow us to grow our portfolio with a strong financial partner, allows us to lever and better match the duration of our assets and liabilities. We look forward to continuing to grow our relationship over the coming years as Fifth Street continues to expand its private equity sponsor relationships in the middle market."

Fifth Street also announced that it has given notice of termination to Bank of Montreal on Fifth Street's existing line of credit with Bank of Montreal, which had been scheduled to expire on December 29, 2009. Wachovia's commitment is subject to the execution of definitive documentation as well as other conditions set forth in their commitment letter. No assurance can be given that both sides will execute definitive documentation, that the definitive documentation will reflect the terms contained in the commitment letter or this press release, or that the facility will occur at all.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com